      As filed with the Securities and Exchange Commission on June 16, 2000
                                Registration No.
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       INFORMATION ARCHITECTS CORPORATION
             (Exact name of Registrant as specified in its charter)

     NORTH CAROLINA                      7372                      87-0399301
------------------------------    ---------------------------   ---------------
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
  incorporation organization)      Classification Code Number)   Identification
                                                                     Number)

                                4064 Colony Road
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
               (Address, including zip code and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                             ----------------------
                                 J. Dain Dulaney
                       INFORMATION ARCHITECTS CORPORATION
                                4064 Colony Road
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                             ----------------------
                                    COPY TO:
                                 Jeffrey S. Hay
                       McGUIRE, WOODS, BATTLE & BOOTHE LLP
                             100 North Tryon Street
                                   Suite 2900
                         Charlotte, North Carolina 28202
                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                             Proposed Maximum   Proposed Maximum
Title of Each Class of         Amount to be  Offering Price Per Aggregate Offering Price   Amount of
Securities to be Registered    Registered    Share                                         Registration Fee

Common Stock of Information    1,000,000(1)  $7.66(2)           $7,660,000(2)              $2,029.90
Architects Corporation (par
value $.001 per share)
-----------------------------------------------------------------------------------------------------------

(1) We are registering 1,000,000 shares of our common stock, par value $.001 per share issuable upon conversion of the remaining portion of $5,000,000 in aggregate principal and interest amount of our 6% Convertible Debentures.

(2) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock as reported by the Nasdaq National Market on June 15, 2000 in accordance with Rule 457 under the Securities Act of 1933.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JUNE 16, 2000

         The information in this prospectus is not complete and may be changed.

         We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                1,000,000 Shares

                       Information Architects Corporation

                              --------------------

                                  Common Stock
                               ($0.001 par value)

                   -------------------------------------------

         This prospectus relates to the public offering of shares of our common stock by the selling stockholder. These shares have been issued to the selling stockholder on conversion of our debentures owned by the selling stockholder. We will not receive any of the proceeds from the sale of the shares. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholder will pay all of its selling commissions, brokerage fees and related expenses.

         The selling stockholder has advised us that they will sell the shares from time to time in the open market, on the Nasdaq Stock Market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution."

         Our common stock is traded on the Nasdaq National Market (Nasdaq
Symbol: IARC). On June 15, 2000, the closing price of the common stock was $7.438 per share.

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.


                   -------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   -------------------------------------------
                   The date of this prospectus is June , 2000.

                                  RISK FACTORS

         In evaluating our business, prospective investors should carefully consider the following risks in addition to the other information in this prospectus or in the documents referred to in this prospectus. Any of the following risks could have a material adverse impact on our business, operating results and financial condition and result in a complete loss of your investment.

         The statements made in this prospectus, including the information incorporated by reference, that are not historical facts, contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information can be identified by the use of forward-looking terminology such as "may", "will", "anticipates", "expects", "projects", "estimates", "believes" or "continue", the negatives of these words, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements, include, but are not limited to, the risk factors discussed below.

OUR LIMITED OPERATING HISTORY IN THE CONTENT AGGREGATION AND SYNDICATION BUSINESS MAY IMPEDE YOUR ABILITY TO EVALUATE OUR BUSINESS AND ITS FUTURE PROSPECTS.

         Our operating history in the content aggregation and syndication business is limited so it will be difficult for you to evaluate us in making an investment decision. As of March 31, 2000 we had only received approximately $800,000 of revenue from the content aggregation and syndication business. We have not had a profitable quarter as a result of our new business direction and do not expect to have a profit for the year 2000. Our content aggregation and syndication business is still in the early stages of development. Before buying our common stock, you should consider the risks and difficulties frequently encountered by companies in new and rapidly evolving markets, particularly those companies whose businesses depend on the internet. These risks and difficulties, as they apply to us in particular, include:

         - potential fluctuations in operating results and uncertain growth rates;

         -        limited market acceptance of our products;

         -        concentration of our revenues in a single product suite;

         -        our need to manage rapidly expanding operations; and

         -        our need to attract and train qualified personnel.

THE MARKET FOR E-BUSINESS IS NEW AND EMERGING AND, IF IT DOES NOT GROW AS RAPIDLY AS WE ANTICIPATE OR FAILS TO EMERGE AT ALL, OUR PLANNED GROWTH AND FINANCIAL OBJECTIVES WILL NOT BE MET.

         Our success is dependent on the emergence of the market for e-business, and if that market does not grow as rapidly as we anticipate, we may fail to achieve profitability. We are planning to dedicate all of our sales, marketing and product development efforts toward e-business. If these markets do not develop as rapidly as we expect, our planned growth and financial objectives will not be met. A number of factors could prevent or hinder the emergence of these markets, including the following:

         - the unwillingness of customers to change their traditional method of conducting commerce;

         - the failure of the internet network infrastructure to keep pace with substantial growth;

         - adverse publicity and consumer concern about the security of electronic commerce transactions; and

         - any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet and on-line businesses.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT AND IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

         Our quarterly operating results have fluctuated significantly in the past, and we expect them to continue to fluctuate in the future, which may result in a decrease in the price of our common stock. Because our business is evolving rapidly and we have a limited operating history in the new business, we have little experience in forecasting our revenues. Since our operating results are volatile and difficult to predict, we believe that period-to-period comparisons of our operating results are not a reliable indication of our future performance. It is possible that in some future periods our results of operations may not meet or exceed the expectations of public market analysts and investors and the price of our common stock may decline.

VOLATILITY IN OUR STOCK PRICE MAY ADVERSELY EFFECT OUR BUSINESS.

      Fluctuations in the market price of our common stock may adversely affect our access to capital and financing and our ability to attract and retain qualified personnel. Historically, our common stock price and trading volume have fluctuated widely, with a 52-week range as of June 15, 2000 of a high of $28.94 to a low of $.68. We expect fluctuations to continue in the future for a number of reasons, including the following:

         - our success or failure in meeting market expectations of our quarterly or annual revenues, net income or earnings per share;

         - announcements by us or our competitors regarding new services and products or technological innovations;

         - stock prices for many technology companies fluctuate widely for reasons, including perceived potential value, that may be unrelated to operating results; and

         -        announcements of unusual events, such as acquisitions.

OUR REVENUES DEPEND ON A SINGLE PRODUCT LINE, WHICH IS IN AN EARLY STAGE OF COMMERCIALIZATION.

      A decline in demand for or in the selling price of our SmartCode(R) products would have a direct negative effect on our primary source of revenues and could cause our stock price to fall. We expect all of our revenues in 2000 to be derived from software licenses and service fees from our suite of products related to the SmartCode technology. Our suite of products related to the SmartCode technology are at an early stage of commercialization and the level of market acceptance these products will attain is difficult to forecast.

Our technology involves a new approach to the conduct of online business and, as a result, intensive marketing and sales efforts are necessary to educate prospective customers regarding the uses and benefits of our products. Market acceptance could be seriously impeded in the following circumstances:

         - information services departments of potential customers choose to create their own technology internally;

         - competitors develop products, technologies or capabilities that render our SmartCode products and related services obsolete or noncompetitive or that shorten the life cycles of these products and services; or

         - our SmartCode products do not meet customer performance needs or fail to remain free of significant software defects or technical failures.

VARIATIONS IN OUR SALES CYCLE COULD IMPACT THE TIMING OF OUR REVENUE CAUSING OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE.

         A lengthy sales cycle may have an impact on the timing of our revenue, which could cause our quarterly operating results to fluctuate. The period between our initial contact with a potential customer and the purchase of our software and services is often long and subject to delays associated with the budgeting, approval, and competitive evaluation processes, which frequently accompany significant capital expenditures such as the purchase of our software. We believe that a customer's decision to purchase our software and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our software and services, we generally must educate our potential customers regarding their use and benefits, which can require significant time and resources.

OUR CUSTOMER BASE IS RELATIVELY SMALL AT THIS TIME AND THE LOSS OF A MAJOR CUSTOMER COULD CAUSE OUR REVENUE TO DECLINE.

      We may continue to derive a significant portion of our revenue from a relatively small number of customers in the future. If a major customer decided not to continue to use our services or renew its license to use our products, our revenue could decline and our operating results and financial condition could be harmed.

FAILURE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

         If we are unable to improve existing services and products, offer new services, enhance our SmartCode technology and develop, acquire and market new products and services, we may not be able to generate profits from operations. New approaches to gather, exchange, integrate, personalize and syndicate information over the internet based on new technologies and industry standards could render our SmartCode products obsolete and unmarketable. If we are unable to adequately respond to these changes, our revenues and market share could rapidly decline. In connection with the introduction of new products and enhancements, we could experience development delays and related cost overruns, which are not unusual in the software industry. Any delays in developing and releasing new products or enhancements to our SmartCode products could result in:

         - cancellation of orders and license agreements, and customer dissatisfaction;

         -        negative publicity;

         -        loss of revenues; and

         -        slower market acceptance.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY WITH COMPANIES DEVELOPING THEIR OWN INTERNAL E-BUSINESS INFRASTRUCTURE SYSTEMS AND OTHER PROVIDERS OF E-BUSINESS INFRASTRUCTURE SOLUTIONS, WE WILL NOT ACHIEVE OUR FINANCIAL OBJECTIVES.

         Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could negatively impact our ability to sell our products at the price levels required to support our continuing operations. There is competition on two distinct levels:

         -        from in-house development efforts by potential customers, and

         -        from third party competitors.

We expect the intensity of our competition to increase in the future. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition, and well-established relationships with current and potential customers of ours. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

IF WE ARE UNABLE TO INCREASE MARKET AWARENESS AND SALES OF OUR SMARTCODE TECHNOLOGY, WE MAY FAIL TO ACHIEVE PROFITABILITY.

         We need to substantially expand our direct and indirect sales and distribution efforts in order to increase market awareness and sales of our SmartCode technology and the related services we offer. We have recently expanded our direct sales force and plan to hire additional sales personnel. Sales of the SmartCode technology and related services require a sophisticated sales effort targeted at multiple departments within an organization. Competition for qualified sales and marketing personnel is intense, and we might not be able to hire and retain adequate numbers of such personnel to maintain our growth. New hires will require training and take time to achieve full productivity. We also plan to expand our relationships with system integrators, enterprise software vendors and other third-party resellers to further develop our indirect sales channels.

OUR BUSINESS PROSPECTS MAY BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO ATTRACT AND RETAIN QUALIFIED PROFESSIONALS.

         If we are not successful in attracting, assimilating, and retaining qualified sales and technological personnel in the future or aligning with partners that have these skills, then we may not remain competitive. There is significant competition for professionals with the advanced technical skills necessary to perform the necessary product development and services. Our ability to recruit and retain such personnel will be a critical part of our success.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE ON TERMS FAVORABLE TO US, IF AT ALL.

         On June 7, 2000 we sold 165,714 shares of our Series A Preferred Stock as part of a private placement to raise $11,599,980 of capital. We expect that the proceeds from our private placement completed on June 7, 2000 will be sufficient to meet our need for capital until we begin to generate profits from operations. If we need to raise additional capital, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we are required to and cannot raise additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

OUR FINANCING WILL REDUCE THE PERCENTAGE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS AND MAY CAUSE A REDUCTION IN THE SHARE PRICE.

       In July 1999, we raised $5 million by issuing debentures, which were convertible into shares of our common stock. On June 1, 2000 we issued 1,000,000 additional shares of common stock to the debenture holder to retire the remaining principal and interest related to the debenture. In addition, on June 7, 2000 we sold 165,714 shares of our Series A Preferred Stock as part of a private placement that is convertible into at least 1,657,140 shares of our common stock and issued warrants to purchase up to 828,570 shares of common stock to the same investors. We also issued warrants to the placement agent to purchase up to 16,572 shares of our Series A Preferred Stock that is convertible into at least 165,720 shares of our common stock. None of the Series A Preferred Stock or warrants can be converted or exercised into shares of common stock before August 11, 2000. If the debenture holder, the private placement stockholders or the placement agent exercise their right to convert and sell the common stock, this could result in an imbalance of supply and demand for our common stock and a decrease in the market price of our common stock.

OUR SERIES A PREFERRED STOCK FINANCING LIMITS OUR ABILITY TO ENTER FUTURE TRANSACTIONS AND THE SERIES A PREFERRED STOCKHOLDERS CAN REQUIRE US TO ISSUE ADDITIONAL SHARES OF COMMON STOCK ON CONVERSION.

         The Series A Preferred Stock and related agreements contain covenants and terms which may limit our ability to enter into future transactions, including financing transactions and transactions involving a change in control or acquisition of us. In addition, if on December 7, 2000 the five day average of the closing price of the common stock is below $7.00 per share, we may be required to issue additional shares.


WE FACE POTENTIAL LIABILITY AS A RESULT OF PENDING SHAREHOLDER SUITS.

         Between May 14, 1999 and July 13, 1999, we and current and former officers and directors were named as defendants in four purported class action lawsuits. The suits are filed in the United States District Court for the Western District of North Carolina. The legal costs incurred by us in defending ourselves and our officers and directors against this litigation, whether or not we prevail, could materially impact the operating results in the quarters in which those expenses are incurred. This litigation may be protracted and may result in a diversion of our management's attention and other resources. Further, if the plaintiffs prevail, we also could be required to pay damages that would materially impact the operating results in the quarter and year in which the damages are incurred and could materially impact our financial condition. The suits purport to be brought on behalf of a class of persons that purchased our common stock between November 14, 1997 and April 1, 1999 and allege violations of the federal securities laws. The suits seek class action status and an unspecified amount of damages, including compensatory damages, interest, attorney's and expert's fees and reasonable costs and expenses. Specifically, the suits have been consolidated and a lead plaintiffs' group and lead plaintiffs' counsel have been appointed by the court. On September 17, 1999, a consolidated and amended class action complaint was filed. On November 23, 1999, the defendants filed a motion to dismiss the consolidated and amended class action complaint. The motion to dismiss has been fully briefed and oral argument was held on March 20, 2000. While defendants deny any wrongdoing and intend to vigorously defend themselves, the outcome of the suits cannot be predicted at this time.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS COULD SUFFER.

         Our success is dependent upon our ability to use our proprietary technology to create revenue-producing opportunities. If we are not able to adequately protect our proprietary technology, we will be required to seek revenue from sources other than our current proprietary technology. We currently protect our proprietary rights through a combination of patent, copyright, trademark and trade secret law, confidentiality agreements and contractual provisions. Provisions of our client agreements, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of some jurisdictions. We are also required to negotiate limits on these provisions from time to time. We may not be able to adequately deter misappropriation of proprietary information or to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

IF OUR INTELLECTUAL PROPERTY RIGHTS ARE CHALLENGED, WE MAY FACE POTENTIAL LIABILITY.

         In recent years, litigation involving patents and other intellectual property rights has increased. Patents exist which cover content aggregation and syndication software and services. We believe that we are either not using these patented solutions, software and services or have utilized them prior to the patent filing date. Regardless, we may be a party to litigation in the future to protect our intellectual property or for allegedly infringing other intellectual property rights. Such litigation may force us to do one or more of the following:

         - cease selling or using products or services that incorporate the challenged intellectual property;

         - obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable pricing or business terms; or

         - redesign our affected products or services at additional cost to us.

MR. GRUDER EXERCISES SIGNIFICANT CONTROL OVER US.

         Mr. Gruder, our Chief Executive Officer and Chairman of the Board, is presently the beneficial owner of approximately 23% of our outstanding common stock. Although Mr. Gruder's percentage ownership of our outstanding common stock may be reduced as a result of this offering, any additional financing or the conversion or exercise of any outstanding convertible securities, Mr. Gruder will continue to be in a position to influence the election of directors and generally to direct our affairs, including significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of our securities.

WE DO NOT PLAN TO PAY CASH DIVIDENDS ON OUR STOCK.

         Since our inception, we have not paid, and do not intend to pay, any cash dividends on our common stock in the foreseeable future. As a result, an investor in the common stock would only receive a return on the investment if the market price of the common stock increases.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information that can be found in the registration statement or in the exhibits to the registration statement. You should read the registration statement and its exhibits for a complete understanding of all of the information included in the registration statement.

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference becomes part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below that we have previously filed with the Securities and Exchange
Commission:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999; and

         3. Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2000.

         We also incorporate by reference in this prospectus additional documents that we may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

         You may obtain the documents incorporated by reference as described above. You may also request a copy of these filings, at no cost, from us by writing or telephoning us at:

                           Information Architects Corporation
                           4064 Colony Road
                           Charlotte, North Carolina  28211
                           (704) 365-2324


                       ADDITIONAL REGISTRATION STATEMENT

         We are contractually obligated to file a registration statement on Form S-3 covering 3,616,754 shares of our common stock by June 19, 2000. The 3,616,754 shares of our common stock to be registered relate to our corporate actions as follows:

         (A) On June 7, 2000 we sold 165,714 shares of our Series A Preferred Stock as part of a private placement to raise $11,599,980 of capital from various investors and issued to the investors and the placement agent warrants to purchase shares of our Series A Preferred Stock and common stock. The 165,714 shares of our Series A Preferred Stock are convertible into at least 1,657,140 shares of our common stock and the warrants can be exercised into at least 994,290 shares of our common stock for a total of 2,651,430 shares of our common stock to be registered relating to the June 7, 2000 private placement;

         (B) Pursuant to certain contractual requirements, we are registering 908,900 shares of our common stock relating to common stock or warrants to purchase common stock issued by us to certain individuals, organizations and their assigns for services rendered; and

         (C) The remaining 65,000 shares of common stock relate to common stock underlying warrants issued to our outside directors and shares of our common stock issued to an individual in partial settlement of a lawsuit.


                                   THE COMPANY

         Commencing in the second quarter of 1999, we began delivering information management solutions that empower organizations to securely distribute digital content and functionality across the internet. Our core product offerings are based on the SmartCode Framework, an open, patented, XML-based technology that allows compatibility across multiple hardware platforms, as well as software applications and databases, including both structured and unstructured data formats. Our dynamic syndication solutions assist in the development and management of global content and functionality syndication from one source to any websites or internet accessible devices. This dynamic syndication assists companies to improve data exchange and collaboration among co-workers, customers, suppliers and partners. SmartCode's dynamic aggregation technology enables users to access content and commerce functionality from any source, even multiple sources, which we anticipate will enhance the overall user experience and promote website loyalty. Our executive offices are located at 4064 Colony Road, Charlotte, North Carolina 28211. Our telephone number at that address is (704) 365-2324.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered by the selling stockholder.

                               SELLING STOCKHOLDER

         The selling stockholder is not an affiliate of us and has not had any position, office or other material relationship with us within the past three years, except as a stockholder of us as noted below.

         On July 30, 1999, we entered into an agreement with the selling stockholder pursuant to which it invested $5,000,000 in our company. Pursuant to such agreement, we issued the selling stockholder $5,000,000 in principal amount of debentures convertible into our common stock. During 1999, we issued 3,876,567 shares of our common stock to the selling stockholder upon conversion of the debentures and registered such shares with the Securities and Exchange Commission. Pursuant to a letter agreement, we and the selling shareholder agreed that, upon our receiving approval from our stockholders to issue additional shares of common stock to the selling shareholder, we would issue 1,000,000 shares of our common stock in full satisfaction of all outstanding principal and interest due to selling shareholder under the convertible debenture and that, upon issuing such shares, the convertible debenture would automatically terminate. We received shareholder approval to issue such shares at our May 26, 2000 Annual Shareholder Meeting and have issued the 1,000,000 shares of common stock to the debenture holder.

         The following table sets forth the aggregate number of shares of common stock held by the selling stockholder and information with respect to the selling stockholder, based upon information provided to us by it. The share numbers set forth in the table below include an aggregate of 1,000,000 shares of common stock issued upon conversion of the outstanding principal and interest of the debentures held by the selling stockholder.

                            ------------------------

----------------------------------------------------------------------------------------------------------------
                   Number of Shares                                                     Percent of Outstanding
Name of Selling    Beneficially Owned     Number of Shares    Shares Owned After the    Common Stock Owned After
Stockholder        Before Offering        Offered             Offering (1)              Offering
----------------------------------------------------------------------------------------------------------------
King LLC                    1,000,000           1,000,000
----------------------------------------------------------------------------------------------------------------

                            ------------------------

1. Because the selling stockholder may offer all or some of the common stock pursuant to the offering contemplated by this prospectus, no estimate can be given as to the amount of shares of common stock that will be held by the selling stockholder after completion of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         The selling stockholder has advised us that the common stock may be sold or distributed from time to time by the selling stockholder, directly to one or more purchasers, including pledgees, or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The common stock may be sold by one or more of the following distribution methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades, or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus; (iv) "at the market" to or through market makers or into an existing market for the common stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
(vii) pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"); or (viii) any combination of the foregoing, or by any other legally available means. In addition, the selling stockholder may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the common stock, which common stock may be resold thereafter pursuant to this prospectus. In connection with any sales, the selling stockholder and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. We will receive no part of the proceeds of sales made hereunder.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares offered hereby, and, if they act as agent for the purchaser of such shares, from such purchaser. Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         We have advised the selling stockholder that Regulation M promulgated under the Exchange Act may apply to our sales in the market, have furnished the selling stockholder with a copy of this regulation and have informed them of the need for delivery of copies of this prospectus. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.


         Any shares of common stock which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by them hereunder.


                                  LEGAL MATTERS

         The validity of the common stock offered pursuant to this prospectus will be passed upon for us by McGuire, Woods, Battle & Boothe LLP, Charlotte, North Carolina.

                                     EXPERTS

         The financial statements appearing in our Annual Report Form 10-K for the year ended December 31, 1999, have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         We have authorized no one to give any information or to make any representations that are not contained in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. You must not rely on any unauthorized information.

         This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                -----------------
                                TABLE OF CONTENTS
                                -----------------


                                                                           Page
                                                                           ----


Risk Factors..............................................................   1
Where You Can Find More Information.......................................   7
Additional Registration Statement.........................................   8
The Company...............................................................   8
Use of Proceeds...........................................................   9
Selling Stockholder.......................................................   9
Plan of Distribution......................................................   10
Legal Matters.............................................................   11
Experts...................................................................   11

                                1,000,000 SHARES



                             [INFORMATION ARCHITECTS
                                  CORPORATION]



                                  COMMON STOCK


                                 --------------
                                   PROSPECTUS
                                 --------------





                                   June , 2000

                       INFORMATION ARCHITECTS CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item
Number
------

Item 14  Other Expenses of Issuance and Distribution.

         The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission fees are estimates.

         Registration Statement--Securities and Exchange Commission.. $2,029.90
         Accounting fees............................................. $1,000
         Legal fees ................................................. $2,000
         Total....................................................... $5,029.90

Item 15  Indemnification of Directors and Officers.

         Reference is made to the North Carolina Business Corporation Act, G.S. 55-8-52 and 55-8-56, which provides that unless limited by our articles of incorporation, a North Carolina corporation must indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any actual or threatened proceeding to which he was, or was threatened to be made, a party because he is or was a director or officer of the corporation. This statutory right of indemnification covers all reasonable expenses incurred by the officer or director in connection with the proceeding, including counsel fees.

         A North Carolina corporation can eliminate an individual's statutory right to indemnification. However, our Bylaws provide that directors and officers shall have the right to be indemnified "to the fullest permitted by law" and further provide that expenses incurred by an officer or director shall be paid in advance of the final disposition of any investigation, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by us.

         In addition, a North Carolina corporation may, but is not required to, indemnify a director or officer against liability who has been named or threatened to be named a party to a proceeding because he is or was acting in that capacity if the officer or director (i) conducted himself in good faith,
(ii) had the reasonable belief that his conduct was in the corporation's best interests if he was acting in his official capacity, or if not acting in an official capacity, a reasonable belief that his conduct was not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A North Carolina corporation may also purchase and maintain insurance on behalf of an officer or director against liability incurred by him in that capacity, whether or not the corporation would have the power to indemnify him under the statutory provisions of North Carolina.

Item 16  Exhibits.


Exhibit
Number
------

         5.1      Opinion of McGuire, Woods, Battle & Boothe LLP.

         23.1     Consent of Holtz Rubenstein & Co., LLP, independent auditors.

         23.2     Consent of McGuire, Woods, Battle & Boothe LLP (included in
                  Exhibit 5.1)

         24.1     Power of Attorney (included in signature page).

--------------------------------------------------------------------


Item 17  Undertakings.

         The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or the most recent post-effective amendment hereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, when applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed by the following persons in the capacities and on the dates indicated in the city of Charlotte, state of North Carolina, on June 16, 2000.

                                     INFORMATION ARCHITECTS CORPORATION

                                     By: /s/ ROBERT F. GRUDER
                                     ----------------------------------------
                                         Robert F. Gruder
                                         Chief Executive Officer and Chairman


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints Robert F. Gruder as such person's true and lawful attorney, with full power for him to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


SIGNATURE                                   TITLE                     DATE
--------------------------      --------------------------        -------------


/s/ ROBERT F. GRUDER            Chief Executive Officer,          June 16, 2000
------------------------        President and Chairman of the
  (Robert F. Gruder)            Board Principal Executive Officer)


/s/ J. Wayne Thomas             Chief Financial Officer           June 16, 2000
------------------------        (Principal Financial and
  (J. Wayne Thomas)             Accounting Officer)


/s/ Thomas J. Dudchik           Senior Vice President and         June 16, 2000
------------------------        Director
  (Thomas J. Dudchik)


/s/ Richard J. Blumberg         Director                          June 16, 2000
------------------------
  (Richard J. Blumberg)


/s/James H. McLaughlin          Director                          June 16, 2000
------------------------
  (James H. McLaughlin)